EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales increase 2.1%; EPS increases 17.8% to $8.46; Fiscal 2012 EPS increases 20.6% to $23.48; and, ROIC improves to 33.0%

MEMPHIS, Tenn., Sept. 19, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.8 billion for its fourth quarter (16 weeks) ended August 25, 2012, an increase of 4.6% from the fourth quarter of fiscal 2011 (16 weeks). Domestic same store sales, or sales for stores open at least one year, increased 2.1% for the quarter.

Net income for the quarter increased $22.3 million, or 7.4%, over the same period last year to $323.7 million, while diluted earnings per share increased 17.8% to $8.46 per share from $7.18 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.8% (versus 51.2% for last year's quarter). The improvement in gross margin was attributable to an improvement in merchandise margins (55 bps) primarily from lower acquisition costs. Operating expenses, as a percentage of sales, were 31.6% (versus 31.4% last year). The increase in operating expenses, as a percentage of sales, was negatively impacted by higher store payroll (45 bps) and higher self-insurance costs (39 bps), partially offset by lower incentive compensation.

For the fiscal year ended August 25, 2012, sales were $8.6 billion, an increase of 6.6% from the prior year, while domestic same store sales were up 3.9%. Operating profit increased 9.0% on an operating margin of 18.9%. For fiscal 2012, net income increased 9.6% to $930 million, while diluted earnings per share for the period increased 20.6% to $23.48 from $19.47. Driven by improved earnings and a declining equity base, return on invested capital reached 33.0%, while full year cash flow before share repurchases and changes in debt was $950 million.

Under its share repurchase program, AutoZone repurchased 1.3 million shares of its common stock for $480 million during the fourth quarter, at an average price of $374 per share. For the fiscal year, the Company repurchased 3.8 million shares of its common stock for $1.4 billion, at an average price of $359 per share. At the fiscal year end, the Company had $356 million remaining under its current share repurchase authorization.

The Company's inventory increased 6.6% over the same period last year, driven primarily by new store openings. Inventory per store was $525 thousand versus $512 thousand last year and $536 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, was flat, relative to last year, on a per store basis, at negative $60 thousand per store.

"I would like to thank our entire organization for the solid performance delivered this past quarter. We are pleased to report our twenty-fourth consecutive quarter of double digit earnings per share growth. For the year, we reached many new milestones which included opening our 5,000th store in Alaska. We also improved our return on invested capital, achieving 33.0% at year end. While our same store sales performance was below our expectations for the quarter, we are confident we are well positioned to again deliver strong results for our new fiscal year. We remain committed to delivering exceptional customer service while growing our Retail, Commercial, and international store business models. We will maintain our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended August 25, 2012, AutoZone opened 72 new stores, relocated 2 stores in the U.S. and opened 24 new stores in Mexico. As of August 25, 2012, the Company had 4,685 stores in 49 states, the District of Columbia and Puerto Rico in the U.S. and 321 stores in Mexico for a total count of 5,006.

AutoZone is the leading retailer, and a leading distributor, of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts, including select stores in Mexico. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Wednesday, September 19, 2012, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Wednesday, September 26, 2012 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 27, 2011, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 4th Quarter Highlights - Fiscal 2012

Condensed Consolidated Statements of Operations
4th Quarter
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 25, 2012	August 27, 2011

Net sales	$ 2,763,585	$ 2,641,996
Cost of sales	1,331,191	1,289,422
Gross profit	1,432,394	1,352,574
Operating, SG&A expenses	872,338	828,564
Operating profit (EBIT)	560,056	524,010
Interest expense, net	58,145	53,813
Income before taxes	501,911	470,197
Income taxes	178,178	168,728
Net income	$ 323,733	$ 301,469
Net income per share:
Basic	$ 8.65	$ 7.35
Diluted	$ 8.46	$ 7.18
Weighted average shares outstanding:
Basic	37,421	41,019
Diluted	38,262	41,984

Year-To-Date 4th Quarter, FY 2012
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 25, 2012	August 27, 2011

Net sales	$ 8,603,863	$ 8,072,973
Cost of sales	4,171,827	3,953,510
Gross profit	4,432,036	4,119,463
Operating, SG&A expenses	2,803,145	2,624,660
Operating profit (EBIT)	1,628,891	1,494,803
Interest expense, net	175,905	170,557
Income before taxes	1,452,986	1,324,246
Income taxes	522,613	475,272
Net income	$ 930,373	$ 848,974
Net income per share:
Basic	$ 24.04	$ 19.91
Diluted	$ 23.48	$ 19.47
Weighted average shares outstanding:
Basic	38,696	42,632
Diluted	39,625	43,603

Selected Balance Sheet Information
(in thousands)
	August 25, 2012	August 27, 2011

Cash and cash equivalents	$ 103,093	$ 97,606
Merchandise inventories	2,627,983	2,466,107
Current assets	2,978,946	2,792,425
Property and equipment, net	2,855,928	2,668,875
Total assets	6,265,639	5,869,602
Accounts payable	2,926,740	2,755,853
Current liabilities*	3,655,592	3,430,896
Total debt*	3,768,183	3,351,682
Stockholders' (deficit)	(1,548,025)	(1,254,232)
Working capital	(676,646)	(638,471)

* Current liabilities and total debt both include short-term borrowings of $49,881 at August 25, 2012 and $34,082 at August 27, 2011.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	August 25, 2012	August 27, 2011
Net income	$ 930,373	$ 848,974
Add: Interest	175,905	170,557
Taxes	522,613	475,272
EBIT	1,628,891	1,494,803

Add: Depreciation	211,831	196,209
Rent expense	229,417	213,846
Share-based expense	33,363	26,625
EBITDAR	$ 2,103,502	$ 1,931,483

Debt	$ 3,768,183	$ 3,351,682
Capital lease obligations	102,256	86,656
Add: rent x 6	1,376,502	1,283,076
Adjusted debt	$ 5,246,941	$ 4,721,414

Adjusted debt to EBITDAR	2.5	2.4

Selected Cash Flow Information
(in thousands)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 25, 2012	August 27, 2011	August 25, 2012	August 27, 2011

Depreciation	$ 66,654	$ 62,862	$ 211,831	$ 196,209
Capital spending	$ 149,777	$ 121,020	$ 378,054	$ 321,604

Cash flow before share repurchases:
(Decrease)/increase in cash and cash equivalents	$ (7)	$ (2,761)	$ 5,487	$ (674)
Subtract increase in debt	162,122	133,711	418,729	442,201
Add back share repurchases	480,144	433,314	1,362,869	1,466,802
Cash flow before share repurchases and changes in debt	$ 318,015	$ 296,842	$ 949,627	$ 1,023,927

Other Selected Financial Information
(in thousands, except ROIC)
	August 25, 2012	August 27, 2011

Cumulative share repurchases ($ since fiscal 1998)	$ 11,544,243	$ 10,181,373
Remaining share authorization ($)	$ 355,757	$ 218,627

Cumulative share repurchases (shares since fiscal 1998)	131,138	127,344

Shares outstanding, end of quarter	37,028	40,114

	Trailing 4 Quarters
	August 25, 2012	August 27, 2011
Net income	$ 930,373	$ 848,974
Adjustments:
Interest expense	175,905	170,557
Rent expense	229,417	213,846
Tax effect*	(145,916)	(137,962)
After-tax return	1,189,779	1,095,415

Average debt**	3,508,970	3,121,880
Average stockholders' deficit**	(1,372,342)	(993,624)
Add: Rent x 6	1,376,502	1,283,076
Average capital lease obligations**	96,027	84,966
Pre-tax invested capital	$ 3,609,157	$ 3,496,298

Return on Invested Capital (ROIC)	33.0%	31.3%

* Effective tax rate over trailing four quarters ended August 25, 2012 is 36.0% and August 27, 2011 is 35.9%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 4th Quarter Fiscal 2012
Selected Operating Highlights

Store Count & Square Footage

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 25, 2012	August 27, 2011	August 25, 2012	August 27, 2011
Domestic stores:
Store count:
Beginning domestic stores	4,613	4,467	4,534	4,389
Stores opened	72	68	151	147
Stores closed	--	1	--	2
Ending domestic stores	4,685	4,534	4,685	4,534
Relocated stores	2	5	10	10

Stores with commercial programs	3,053	2,659	3,053	2,659

Square footage (in thousands):	30,358	29,301	30,358	29,301

Mexico stores:
Stores opened	24	18	42	41
Total stores in Mexico	321	279	321	279

Total stores chainwide	5,006	4,813	5,006	4,813

Square footage (in thousands):	32,706	31,337	32,706	31,337
Square footage per store	6,533	6,511	6,533	6,511

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Total Auto Parts (Domestic and Mexico)	August 25, 2012	August 27, 2011	August 25, 2012	August 27, 2011
Total auto parts sales	$ 2,706,876	$ 2,588,661	$ 8,422,559	$ 7,906,692
% Increase vs. LY	4.6%	8.0%	6.5%	9.6%

Sales per average store	$ 546	$ 543	$ 1,716	$ 1,675
Sales per average square foot	$ 84	$ 83	$ 263	$ 258

Domestic Commercial
Total domestic commercial sales	$ 431,877	$ 372,588	$ 1,295,819	1,076,369
% Increase vs. LY	15.9%	23.4%	20.4%	22.3%

All Other (ALLDATA and E-Commerce)
All other sales	$ 56,709	$ 53,334	$ 181,304	166,281
% Increase vs. LY	6.3%	11.8%	9.0%	11.7%

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 25, 2012	August 27, 2011	August 25, 2012	August 27, 2011
Domestic same store sales	2.1%	4.5%	3.9%	6.3%

Inventory Statistics (Total Stores)
	as of	as of
	August 25, 2012	August 27, 2011
Accounts payable/inventory	111.4%	111.7%

($ in thousands)
Inventory	$ 2,627,983	$ 2,466,107
Inventory per store	$ 525	$ 512
Net inventory (net of payables)	$ (298,757)	$ (289,746)
Net inventory / per store	$ (60)	$ (60)

	Trailing 5 Quarters
	August 25, 2012	August 27, 2011
Inventory turns	1.6 x	1.6 x

CONTACT: Financial:
         Brian Campbell at (901) 495-7005
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017
         ray.pohlman@autozone.com